                                                                       EXHIBIT 4

                                   AGREEMENT

                                    BETWEEN

ADAM WHOLESALERS, INDIANAPOLIS, INC. OR ITS SUCCESSORS, (hereinafter referred to as the "Employer" or "Company"), and the CHAUFFEURS, TEAMSTERS, WAREHOUSEMEN AND HELPERS, LOCAL UNION NO. 135, of INDIANAPOLIS, INDIANA, affiliated with the INTERNATIONAL BROTHERHOOD OF TEAMSTERS, CHAUFFEURS, WAREHOUSEMEN AND HELPERS OF AMERICA, or its successors, (hereinafter referred to as the "Union").

                                 For the Period

                March 3, 1996 to and including February 26, 2000

                               TABEL OF CONTENTS

ARTICLE 1 - UNION RECOGNITION ...............................................  1

ARTICLE 2 - UNION SECURITY ..................................................  1

ARTICLE 3 - MAINTENANCE OF STANDARDS ........................................  2

ARTICLE 4 - WAGES ...........................................................  2

ARTICLE 5 - SEPARABILITY AND SAVINGS CLAUSE .................................  2

ARTICLE 6 - SENIORITY .......................................................  3

ARTICLE 7 - HOURS OF WORK ...................................................  6

ARTICLE 8 - VACATIONS .......................................................  8

ARTICLE 9 - SHOP STEWARDS ...................................................  9

ARTICLE 1O - NO INTERRUPTIONS IN WORK ....................................... 10

ARTICLE 11 - GRIEVANCE PROCEDURE ............................................ 10

ARTICLE 12 - PROTECTION OF RIGHTS ........................................... 11

ARTICLE 13 - UNAUTHORIZED ACTIVITY .......................................... 12

ARTICLE 14 - MANAGEMENT CLAUSE .............................................. 12

ARTICLE 15 - TIME OFF TO VOTE ............................................... 13

ARTICLE 16 - SAFETY AND HEALTH .............................................. 13

ARTICLE 17 - INSURANCE CONTRACT ............................................. 13

ARTICLE 18 - WORK ASSIGNMENTS ............................................... 13

ARTICLE 19 - BONDS .......................................................... 14

ARTICLE 20 - INSPECTION PRIVILEGES .......................................... 14

ARTICLE 21 - EXAMINATIONS AND IDENTIFICATION FEES ........................... 14


                                       i.

ARTICLE 22 - DEFECTIVE EQUIPMENT AND
             DANGEROUS CONDITIONS OF WORK ................................... 14

ARTICLE 23 - EMPLOYMENT AGENCY FEES ......................................... 15

ARTICLE 24 - EXAMINATION OF RECORDS ......................................... 15

ARTICLE 25 - COMPENSATION CLAIMS ............................................ 15

ARTICLE 26 - SANITARY CONDITIONS ............................................ 15

ARTICLE 27 - TRANSFER OF COMPANY TITLE OR INTEREST .......................... 15

ARTICLE 28 - JURY DUTY ...................................................... 15

ARTICLE 29 - PENSION ........................................................ 16

ARTICLE 3O - 401(K)PLAN ..................................................... 16

ARTICLE 31 - MISCELLANEOUS PROVISIONS ....................................... 16

ARTICLE 32 - DURATION OF AGREEMENT .......................................... 18

APPENDAGE "A" ............................................................... 20

APPENDAGE "B" ............................................................... 21

APPENDAGE "C" ............................................................... 26

APPENDAGE "D" ............................................................... 27

APPENDAGE "E" ............................................................... 28


                                      ii.

                          ARTICLE 1- UNION RECOGNITION

      Section 1. The Company agrees to recognize and does hereby recognize the Union, its agents, representatives, or successors, as the exclusive representative and collective bargaining agency for all of the employees of the Company as hereinafter defined: All full-time and regular part-time production and maintenance employees including all truck drivers and warehouse employees of the Employer's Indianapolis, Indiana establishment at 3333 Mesilla Court, Indianapolis, Indiana 46226.

                           ARTICLE 2 - UNION SECURITY

      Section 1. It is understood and agreed by and between the parties hereto that as a condition of continued employment, all persons who are hereafter employed by the Company in the unit which is the subject of this Agreement, shall become members of the Union not later than the thirty-first (31st) day following the beginning of their employment or the execution date of this Agreement, whichever is the later; that effective from and after the thirty-first (31st) day following the execution date of this Agreement, the continued employment by the Company in said unit of persons who are already members in good standing of the Union shall be conditioned upon those persons continuing their payment of the periodic dues of the Union; and that the continued employment of persons who were in the employ of Company prior to the date of this Agreement and who are not now members of the Union shall be conditioned upon those persons becoming members of the Union not later than the thirty-first (31st) day following the execution date of this Agreement. The failure of any person to become a member of the Union at such required times shall oblige the Company upon written notice from the Union to such effect and to the further effect that Union membership was available to such person on the same terms and conditions generally available to other members, to forthwith discharge such person. Further, the failure of any person to maintain his Union membership in good standing as required herein shall, upon written notice to the Company by the Union to such effect, obligate the Employer to discharge such person.

      Section 2. (a) The Company will neither negotiate nor make any agreements for any of its employees in the bargaining unit covered hereby unless it be through the duly authorized representative of the Union.

            (b) The Company agrees that it will not sponsor or promote financially or otherwise, any group, committee, or labor organization, for the purpose of undermining the Union; nor will the Company interfere with, restrain, coerce, or discriminate in any way against any of its employees because of their membership or non-membership in the Union.

            (c) When the Company needs additional employees, it shall give the Union equal opportunity with all other sources to provide suitable applicants.

            (d) The Company agrees to deduct each month, from the pay checks of all employees, who are covered by this Agreement, all periodic dues and initiation fees owing to the Union by the employees, provided, however, that an employee shall have signed and submitted a written authorization for such action on the part of the Company; such written authorization shall conform to and be in accordance with all applicable Federal and State Laws.

      All monies deducted by the Company shall be forwarded to the President of the Union. It is understood and agreed that any monies collected by the Company for the Union will be taken out of the first (1st) pay period of each month for the current month and remitted to the Union within fifteen (15) days.

                      ARTICLE 3 - MAINTENANCE OF STANDARDS

      The Company agrees that all conditions of employment relating to wages, hours of work, overtime differentials and general working conditions, shall be maintained at not less than the highest standards of the Company in effect at the time of the signing of this Agreement, and the conditions of employment shall be improved wherever specific provisions for improvement are made elsewhere in this Agreement.

                               ARTICLE 4 - WAGES

      Wages shall be paid according to Appendage "A" attached hereto and made a part of this Contract.

                  ARTICLE 5 - SEPARABILITY AND SAVINGS CLAUSE

      If any Article or Section of this contract or of any Riders thereto should be held invalid by operation of law or by any tribunal of competent jurisdiction, or if compliance with or enforcement of any Article or Section should be restrained by such tribunal pending a final determination as to its validity, the remainder of this contract and of any Rider thereto, or the application of such Article or Section to persons or circumstances other than those as to which it has been held invalid or as to which compliance with or enforcement of has been restrained, shall not be effected thereby.

      In the event that any Article or Section is held invalid or enforcement of or compliance with which has been restrained, as above set forth, the parties affected thereby shall enter into immediate collective bargaining negotiations, upon the request of the Union, for the purpose of arriving at a mutually satisfactory replacement for such Article or Section during the period of invalidity or restraint. If the parties do not agree on a mutually satisfactory replacement, either party shall be permitted to all legal or economic recourse including the right to strike in support of its demands notwithstanding any provision in this contract to the contrary.

                             ARTICLE 6 - SENIORITY

      Section 1. Seniority rights for employees shall prevail and shall apply to layoffs, job bidding, overtime assignment and vacation scheduling consistent with the other terms of this Agreement. It is understood that seniority shall be plant-wide within the bargaining unit.

      Section 2. Seniority shall be defined as the length of continuous service within the bargaining unit from the last date of hire. The term "continuous service" shall be construed so that absence due to illness, accident, family deaths or similar occurrences, or layoffs due to slack work, shall not cause a break in continuity, subject to the other terms of this Agreement.

      Section 3. The list of employees rated according to seniority is attached hereto and made a part of this Agreement. The Company will supply the Union Office and Shop Steward with a list of all additions or deductions from the seniority list. The seniority list shall be posted on the bulletin board. Any controversy over seniority standing of any employee on the seniority list shall be submitted to the Grievance Procedure.

      Section 4. New regular employees shall obtain seniority after ninety (90) days of employment; however, if the Company changes a supplemental employee to a regular employee, he shall obtain seniority after sixty (60) days of employment as a regular employee.

      New regular employees who complete the probationary period set forth above shall have seniority from their most recent date of hire without a break in service, which will include continuous prior service as a supplemental employee.

      In case of layoffs, the Company shall lay off such new employees before putting into effect the seniority policy, as stated herein. New employees may be laid off, transferred or dismissed with or without cause during the probationary period.

      Section 5. Any employee transferred from another division, department or bargaining unit of the Company not covered by this Agreement into the bargaining unit covered by this Agreement shall start with new seniority. An employee transferred from the bargaining unit to a non-bargaining unit position within the Company will retain and continue to accumulate seniority for three (3) months if transferred back into the bargaining unit by the Company, but will thereafter lose seniority.

      Section 6. Layoffs will be by plant-wide seniority, provided that the employee exercising seniority has the basic qualifications to perform the particular work available in a normal and average manner. The Company may lay off employees on a temporary basis by seniority within the classification and on the shift involved for the first two (2) full working days of a work reduction, but no employees will be laid off out of seniority for more than two (2) full working days during the term of this Agreement if the employee has the basic qualifications to perform the particular work available in a normal and average manner. It is agreed that the Company may establish a regular four (4) day workweek consisting of thirty-two (32) hours per week, effective only between January 1 and March 1 and in lieu of any additional layoffs during this period.

      When it becomes necessary to lay off employees, the Company will notify the Shop Steward of the names of the employees to be laid off. The Shop Steward will not communicate this information to anyone, but shall use this information only for the purpose of checking the seniority list and of consulting with Management whet there appears to be reason to disagree with the selection of employees to be laid off.

      Section 7. An employee shall be deemed to have lost his seniority rights under this Agreement for the following:

            (a) Discharge under the Uniform Rules (Appendage "B") or Voluntary Quit.

            (b) Employee fails to report for work within ten (10) working days after notice of recall is sent by certified mail to the employee's last known address. It is the employee's responsibility to keep the Company notified of any change of address.

            (c) Has been continuously laid off for twelve (12) months, provided, however, that in cases of proven sickness an employee shall be continued on the seniority list until able to return to work, not to exceed twenty-four (24) months.

            (d) Retirement.

      Section 8. Any employee desiring leave of absence from employment shall secure written permission from both the Union and the Employer. Failure to comply with this section shall result in the complete loss of seniority rights of the employee involved. Inability to work because of proven sickness or injury shall not result in the loss of seniority rights, except pursuant to Section 7, above. The Company will comply with applicable State and Federal laws concerning maternity leave.

      Any employee elected or appointed as an official of the Union or an elected delegate to any labor convention necessitating a leave of absence shall be granted a leave of absence without pay and be guaranteed re-employment at the end of such period, with the same seniority rating as when the leave of absence was granted.

      It is understood that leaves of absence will not be granted for taking employment elsewhere and an employee who engages in gainful employment elsewhere during a leave of absence shall lose his status as an employee.

      Section 9. Regular employees who leave the service of the Company to enter that of the United States Armed Forces, or are drafted in the service of the U.S. Maritime Commission, or who are drafted by the United States Government for civilian service, will upon their return, within ninety (90) days from release from such service with an honorable discharge be granted all seniority rights as if continuously employed by the Company during such service.

      Such persons will be rehired by the Company to take the place of other persons employed by the Company who have less seniority. Under no circumstances will this clause be construed so as to require the Company to increase the number of its employees beyond those actually needed.

      Section 10. Job Bidding. When a permanent actual vacancy occurs within a job classification in the bargaining unit covered by this Agreement, the Company shall post a notice on the bulletin board for three (3) working days, announcing the vacancy in that job classification. Any employee with seniority may bid for the vacancy, if such employee has the basic qualifications and ability to perform the work involved; provided however, that an employee who has successfully bid pursuant to this provision shall not be permitted to bid on any other equal- or lower-rated job for a period of one (1) year. It is agreed that the vacancy created by an employee who has been awarded a permanent vacancy pursuant to this posting procedure shall also be posted, but that no additional vacancies created thereby shall be posted. Such successive bidding will be completed within sixty (60) days. If more than one employee bids for a permanent vacancy, then the employee with the highest ranking seniority and the basic qualifications to perform the work shall be transferred into the classification involved, not later than seven (7) working days following the conclusion of the posting period. The Shop Steward will receive a copy of all completed job bids.

      Any employee awarded a permanent vacancy pursuant to this section shall be given a trial period not to exceed ten (10) working days. The trial period may be terminated by the Employer in the event that the employee is obviously unable to perform the work required in a normal and average manner. An employee disqualified under this provision will be reassigned to the employee's former job classification.

      This section shall not apply to the assignment or removal of employees from "lead man" designation.

      Section 11. Notwithstanding Article 2, Section 1, supplemental employees (seasonal and casual employees) shall be required to comply with Article 2,
Section 1, after 90 days of continuous employment. Supplemental employees will be paid according to the wage rates set forth in Appendage "A." Supplemental employees will not be eligible for other benefits set forth in the Agreement including, but not limited to, Article 6, Seniority; Article 7, Hours of Work;
Article 8, Vacations; Article 17, Insurance Contract; Article 31, Miscellaneous Provisions.

      Seasonal employment will generally correspond with the Company's construction-related business season. Any supplemental employee who is employed for more than seven (7) continuous months will be changed to a regular employee.

                           ARTICLE 7 - HOURS OF WORK

      Section 1. The Company agrees that the standard hours of work shall be eight (8) hours per day or forty (40) hours per week, and that the work week shall start on Monday and end on Friday, except as provided in Article 6,
Section 6. All work in excess of eight (8) hours per day or forty (40) hours per week shall be considered as overtime, and employees shall be paid at the rate of time and one-half for working such overtime periods. Time and one-half shall be paid for all work performed on Saturdays. Overtime shall not be paid twice for the same hours. All employees shall be paid weekly on Friday of the week following close of week in which work was performed.

      Section 2. Call-in Pay Period. Employees who are called in for work outside the regular schedule shall receive at least four (4) hours work or pay therefor, at the appropriate hourly rate.

      Section 3. Reporting Pay. All regular employees who report for work shall receive eight (8) hours work or pay at the regular hourly rate, unless such employees have been duly notified not to report, or unless the Company is unable to conduct normal operations due to causes beyond its control.

      Section 4. Overtime. Weekday overtime shall be offered according to seniority among the employees in the classification on the shift who have regularly performed the work during straight time hours, and shall be required by reverse seniority if necessary. Weekend and Holiday overtime shall be offered according to seniority within the classification and shift, and shall be required by reverse seniority if necessary. If additional employees are needed, the work will be offered according to seniority among the remaining employees in the bargaining unit who are able to do the work in a normal and average manner, and shall be required by reverse seniority if necessary.

      It is understood, however, with regard to weekend or Holiday overtime in the Material Handler/Receiver classification, such work will be offered according to seniority among employees who have regularly performed the work during the preceding work week, then Unit Assemblers, then Drivers, and shall be required by reverse seniority by classification in the order listed above if necessary.

      The Shop Steward shall be given a list of employees working overtime as soon as possible.

      It is understood that an employee who is temporarily transferred to work in a different classification will continue to be treated as part of his original classification for the purpose of weekend and holiday overtime. Weekday overtime will be offered to employees who regularly perform the work during straight-time hours, which will include employees transferred to perform such work from a different classification.

      Section 5. Any employee receiving more than the scale of wages herein shall not suffer a reduction in wage, and shall also receive the increase established by this Agreement during the life of this Agreement.

      Section 6. All work performed on Sunday or on a holiday shall be paid for at double time, except during annual inventory when the employee shall be paid at one and one-half times (1-1/2) the regular straight time rate. In such circumstances, the employee will also receive holiday pay if otherwise eligible.

      All employees who have been employed for more than sixty (60) days shall receive eight (8) hours pay at their regular hourly wage rate for the following days without working on such days: New Year's Day, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day, Day After Thanksgiving, Christmas Eve, Christmas Day, provided the employee has worked his regularly scheduled work day immediately before and immediately after said holiday, unless the employee is unable to work on account of proven illness, or unless his absence is mutually agreed to. Should any of the holidays fall on Sunday, the day observed by decree or proclamation shall be considered the legal holiday. Holidays which fall on Saturday will be observed on either Friday or Monday, depending on the requirements of the business.

      In addition to the holidays provided above, an employee will be allowed one holiday to be taken on the employee's birthday, or if the birthday falls on a weekend, on the work day nearest the employee's birthday. The employee must notify the supervisor the week before the birthday holiday.

      Section 7. Whenever an employee is required to do work which is in a classification at a lower rate of pay, said employee shall be paid his regular rate of pay unless down graded on a permanent basis. Also, when an employee in a lower rated job classification works for more than one (1) hour in a higher rated classification during a work day, he shall be paid the rate of pay corresponding to that classification for hours worked therein.

      The Employer will not discriminate against or in favor or any employee in making temporary transfers or work assignments within a classification. Temporary transfers will be made by the Employer with due regard to seniority as well as qualifications of available employees and the nature of the work required. Any employee at the Employer's request will perform such work assigned, which may include but is not limited to work in the normal course of business, painting, remodeling, cleaning, inventorying, repairing, testing, and beautifying.

      Section 8. The Company agrees to provide a ten (10) minute rest period during regular morning shift hours and a ten (10) minute rest period during the regular afternoon shift hours, the exact times for such rest periods to be designated by the Company in its discretion as reasonably close to the middle of such shift hours as the Company determines practical without adversely affecting production and operating efficiency.

                             ARTICLE 8 - VACATIONS

      Section 1. In order to earn vacation, each of the following requirements must be satisfied:

            (a) The employee must be employed on January 1;

            (b) The employee must have worked at least fourteen hundred (1400) hours during the preceding calendar year; and,

            (c) The employee must have completed one (1) full year of vacation service credit on January 1 to earn two (2) weeks of vacation with pay; and ten (10) full years of vacation service credit on January 1 to receive three (3) weeks of vacation with pay.

      An employee's vacation service credit will begin on the January 1 following his date of hire; however, on said January 1, an employee will earn up to a maximum of one (1) week vacation with pay, pro-rated for his first partial year based on weeks actually worked since his date of hire. (The defined vacation service credit of employees with seniority in the bargaining unit on the effective date of this Agreement is set forth in Appendage "D.")

      Section 2. An employee's vacation will be scheduled during the year following the January 1 on which it is earned. No more than one (1) vacation will be earned in any calendar year.

      Section 3. Except as specifically provided in Sections 4 and 5, below, all vacations earned must be taken by employees and no employee shall be entitled to vacation pay in lieu of vacation except, however, any employee who has been laid off before he has worked his fourteen hundred (1400) hours in the calendar year, or who has worked less than fourteen hundred (1400) hours due to bona fide illness or injury, shall be entitled to the vacation pay earned on a pro rata basis provided he has worked his first (1st) full year.

      Section 4. Vacation Scheduling. Employees may schedule no more than two
(2) weeks of vacation from April 1 to October 31 of each calendar year. Only one
(1) employee in the Driver Classification may be released for vacation for any week. Up to two (2) employees in the Unit Assembler Classification and Material Handler/Receiver Classification may be released for any week, but not more than a total of three (3) employees in both classifications combined.

      Between December 1 and January 15 of each year, employees may turn in sealed bids to select available weeks for their vacation on the basis of seniority. Employees may indicate a first choice and a second choice for each vacation week. After January 15, conflicts in the bids will be resolved by seniority and the vacation schedule will posted by February 1. Vacation weeks not scheduled by bidding prior to January 15 may be scheduled on a "first come first served" basis with thirty (30) days advance notice. Employees may request individual vacations days, with at least ten (10) days prior notice except in the case of proven emergency. An employee who has bid for a full week of vacation will always have precedence over employees who schedule vacation after January 15.

      Employees who wish to take vacation in January are encouraged to do so by advance notification and mutual agreement. In the event a scheduled vacation falls on a holiday, the employee may schedule an additional day of vacation, or may elect pay in lieu of that holiday, at the time the vacation week is scheduled. If an employee bids into a different classification resulting in a conflict in the vacation schedule, that employee must reschedule vacation to an open date. Any employee eligible for three (3) weeks of vacation may elect pay in lieu of vacation for up to one (1) week of vacation with ten (10) days prior notice.

      Section 5. Vacation pay shall be based on the employee's regular hourly rate of pay for a forty (40) hour week. An employee shall receive all earned vacation pay the day before leaving for vacation.

                           ARTICLE 9 - SHOP STEWARDS

      The Employer recognizes the right of the Union to designate a Shop Steward and an Alternate from the Employer's seniority list. The Alternate Steward may act in place of (but not in addition to) the Shop Steward from the plant.

      The authority of the Shop Steward and the Alternate so designated by the Union shall be limited to, and shall not exceed, the following duties and activities:

      1. The investigation and presentation of grievances with his employer or the designated company representative in accordance with the provisions of the collective bargaining agreement:

      2. The transmission of such messages and information, which shall originate with, and are authorized by the Local Union or its officers, provided such messages and information:

            (a) have been reduced to writing, or,

            (b) if not reduced to writing, are of a routine nature and do not involve work stoppages, slow downs, refusal to handle goods, or any other interference with the Employer's business.

      The Shop Steward and Alternate have no authority to take strike action, or any other action interrupting the Employer's business, except as authorized by official action of the Union.

      The Employer recognizes these limitations upon the authority of the Shop Steward and Alternate, and shall not hold the Union liable for any unauthorized acts. The Employer in so recognizing such limitations shall have the authority to impose proper discipline, including discharge, in the event the Shop Steward has taken unauthorized strike action, slow down or work stoppage in violation of this Agreement.

                     ARTICLE 10 - NO INTERRUPTIONS IN WORK

      Section 1. The Union and its members, individually and collectively, will not, during the life of this Agreement, encourage, cause, permit, or take part in any strike, picketing, sit-down, stay-in, slow-down, or other curtailment of work or interference with production in or about the Company's plant or premises.

      Correlative with this provision, the Company will not engage in a lock-out during the term of this Agreement.

                        ARTICLE 11 - GRIEVANCE PROCEDURE

      Section 1. Should differences arise between the Company and the Union or any employee of the Company covered hereunder, as to the meaning or application of the provisions of this Agreement, such differences shall be settled in the following manner:

            Step 1. The aggrieved employee or employees shall record their grievance on a grievance blank and present the same to the Shop Steward. The Shop Steward will then attempt to settle the grievance with the foreman or immediate supervisor of the employee as soon as possible but in no event later than five (5) days from the knowledge of the facts giving rise to the grievance. The Shop Steward shall be advised by the employee's immediate supervisor within two (2) working days after submission of the written grievance as to the terms upon which the Company is willing to adjust the grievance.

            Step 2. If no satisfactory adjustment is agreed upon in Step 1, the grievance shall be referred by the Shop Steward to the Assistant Manager of the Company or some other executive officer of the Company, with authority to act, who shall review the alleged grievance and offer a decision within three (3) working days after receipt of the grievance.

            Step 3. If no satisfactory adjustment is agreed upon in Step 2 the grievance shall be referred by either the Union or the Employer or both, to the Joint Committee, hereinafter described, for mediation. Such references shall be made by either party upon request, in writing. Upon receipt of any such notice of grievance the Employer shall select one (1) member of said Committee, and the Union shall select one (1) member of said Committee, and the two (2) members so selected shall comprise a grievance committee for such dispute. Said grievance committee shall within ten (10) days exert every effort to mediate and adjust the grievance.

            Step 4. If no settlement of the grievance is reached in the foregoing Steps, the matter shall be submitted to arbitration if either party shall so request in writing within thirty (30) days after the Company's decision provided for in Step 3. Such written request for arbitration shall be directed to the Federal Mediation and Conciliation Service, and a copy of the request served on the other party within such thirty (30) day period. The Federal Mediation and Conciliation Service shall be requested to submit the names of nine (9) disinterested persons qualified and willing to act as impartial arbitrators. From such list, the Company and the Union shall alternately strike until one name remains on the list and he shall be designated as the impartial arbitrator. The decision of the arbitrator shall be final and binding upon the Parties. The Executive Board of the Local Union shall have the right to determine whether or not the employees grievance is qualified to be submitted for arbitration by the Union.

      Section 2. Any grievance involving discharge must be presented within five
(5) days from the date of the discharge.

      Section 3. The expenses and the fee of the arbitrator, shall be borne equally by the Company and the Union. If any witnesses are called the Union and Company will pay their own witnesses' expenses.

      Section 4. The arbitrator may interpret the Agreement and apply it to the particular case presented to him, but he shall, however, have no authority to add to, subtract from, or in any way modify the terms of this Agreement or any agreements made supplementary hereto. The arbitrator shall hand down his decision within thirty (30) days.

      Section 5. The Shop Steward shall be permitted to leave his work to investigate and adjust grievances of any employee within his jurisdiction, after first notifying the supervision in charge, and provided there is not interruption in the Employer's business. This shall be without loss of pay to the Shop Steward. It is also understood, however, that this privilege shall be subject to reasonable limitations by the Employer.

      Section 6. It is agreed by the parties that there shall be no pre-striking of qualified arbitrators at any time either prior to or during the term of this Agreement.

                       ARTICLE 12 - PROTECTION OF RIGHTS

      Section 1. Picket Line. It shall not be a violation of this Agreement, and shall not be cause for discharge or disciplinary action, in the event an employee refuses to enter upon any property involved in a lawful primary labor dispute or refuses to go through or work behind any lawful primary picket lines including the lawful primary picket line of Unions party to this Agreement and including lawful primary picket lines at the Employer's place of business.

      Section 2. Struck Goods. It shall not be a violation of this Agreement and it shall not be cause for discharge or disciplinary action if any employee refuses to perform any service which his employer performs by arrangement with an employer or person whose employees are on strike, and which service, but for such strike, would be performed by the employees of the Employer or persons on strike.

      Section 3. Grievances. Within five (5) working days of filing of grievance claiming violation of this Article, the parties to this Agreement shall proceed to the final Step of the Grievance Procedure, without taking any intermediate Steps, any other provision of this Agreement to the contrary notwithstanding.

                       ARTICLE 13 - UNAUTHORIZED ACTIVITY

      It is understood and agreed that the Union shall have no financial liability for acts of its members or agents which are unauthorized and which the Union cannot control. It is agreed, however, that in the event of any such unauthorized action, the Union shall, upon receiving notice thereof, urge its members to return to work, if there should be a work stoppage, and just as soon as practical, address a letter to the Company notifying the Company that the action of the Union members or agents is unauthorized.

      The Company shall be privileged to discipline employees responsible for such unauthorized activities without violation of the terms of this Agreement, subject, however, to the grievance and arbitration provisions of this Agreement.

      In order that the Company may be apprised of the officer of the Union empowered to authorize strikes, work stoppages, or actions which will interfere with the activities required of employees under this contract, it is understood and agreed that only the President of the Union has the power or authority to authorize any such action or give the orders or directions necessary to carry out any such action.

                         ARTICLE 14 - MANAGEMENT CLAUSE

      The Management of the plant and the direction of the working forces, the type of products to be manufactured, the location of plants, the schedules of production, the methods, processes, and means of manufacturing, the establishment of work and production standards or the revision thereof, and of reasonable rules and regulations for the conduct of employees, and the enforcement thereof, and the supervision of the work, together with the right to hire, discharge, promote, demote, transfer, layoff, or assign work, or in any other manner effectuate a change in the status of an employee, is the exclusive function of management, subject only to the limitations as spelled out in this Agreement.

      Uniform Rules and Regulations are attached to and made a part of this Agreement as Appendage B. Such Rules and Regulations shall prevail in the application and interpretation of this Article.

                         ARTICLE 15 - TIME OFF TO VOTE

      On election days in which national, state or county officials are to be elected, employees shall be given time off to vote to the extent required by law. On our Union election day occurring every three (3) years, in which local Union officials are to be elected the employees shall be given one and one-half (1 1/2) hours off with pay to vote. It is understood that employees taking time off shall actually vote, and that the Company may specify the hour of voting.

                         ARTICLE 16 - SAFETY AND HEALTH

      Section 1. The Company shall continue to make reasonable provisions for the safety and health of its employees at the plant during the hours of employment. Protective devices or equipment necessary to properly protect employees from injury shall be provided by the Company.

      Section 2. A Safety Committee shall be established consisting of two (2) employee representatives selected by the Union and two (2) Company representatives. The Safety Committee shall meet once each three (3) months for the purpose of a plant tour to inspect the plant, followed by a meeting to discuss findings of the tour.

                        ARTICLE 17 - INSURANCE CONTRACT

      During the term of this Agreement, the Company will provide employees covered by this Agreement with insurance benefits under the Adam Flex Benefits Program. Eligibility, deductibles, co-insurance, credits, options and benefits and all other terms and conditions are set forth in the Adam Flex Benefits Program which is incorporated herein by reference.

      Life insurance for individuals who retired prior to 1993 will be maintained at the level in effect during the 1990-93 Agreement.

      The Employer will also provide a sickness and accident program providing One Hundred Eighty Dollars ($180.00) per week disability income for non-occupational accident or sickness, which benefits shall begin after eight
(8) days' disability for a period of twenty-six (26) weeks, subject to carrier's regulations.

                         ARTICLE 18 - WORK ASSIGNMENTS

      The Employer agrees to respect the jurisdictional rules of the Union and shall not direct or require employees, or persons other than the employees in the bargaining units here involved, to perform work which is recognized as the work of the employees in said units.

                               ARTICLE 19 - BONDS

      Should the Employer require any employee to give bond, cash bond shall not be compulsory, and any premium involved shall be paid by the Employer.

                       ARTICLE 20 - INSPECTION PRIVILEGES

      Authorized agents of the Union shall have access to the Employer's establishment during working hours for the purpose of adjusting disputes.

      The agent shall identify himself to Management and he shall not interrupt the normal procedure of production.

               ARTICLE 21 - EXAMINATIONS AND IDENTIFICATION FEES

      Section 1. Physical, mental or other examinations required by a government body or the Employer shall be promptly complied with by all employees, provided, however, the Employer shall pay for all such examinations. The Employer shall not pay for any time spent in the case of applicants for jobs but shall be responsible to other employees for all time spent at the place of examination or examinations.

      The Company reserves the right to select its own medical examiner or physician, and the Union may, if it believes an injustice has been done an employee, have said employee reexamined at the Union's expense.

      Section 2. Should the Employer find it necessary to require employees to carry or record full personal identification, such requirement shall be complied with by the employees. The cost of such personal identification shall be borne by the Employer.

                      ARTICLE 22 - DEFECTIVE EQUIPMENT AND
                                   DANGEROUS CONDITIONS OF WORK

      No employee shall be compelled to take out equipment that is not mechanically sound and properly equipped to conform with all applicable city, state and federal regulations.

      All equipment which is refused because it is not mechanically sound or properly equipped shall be appropriately tagged so that it cannot be used by any other drivers until the maintenance department has adjusted the complaint.

      Under no circumstances will an employee be required or assigned to engage in any activity involving dangerous conditions of work or danger to person or property or in violation of any applicable statute of Court Order, or in violation of a Government regulation relating to safety of person or equipment.

                      ARTICLE 23 - EMPLOYMENT AGENCY FEES

      If employees are hired through an employment agency, the Employer is to pay the employment agency fee.

                      ARTICLE 24 - EXAMINATION OF RECORDS

      The Local Union and Joint Committee shall have the right to examine time sheets and any other records pertaining to the computation of compensation of any individual or individuals whose pay is in dispute.

                        ARTICLE 25 - COMPENSATION CLAIMS

      The Employer agrees to cooperate toward the prompt settlement of employee on-the-job injury claims when such claims are due and owing. The Employer shall provide Workmen's Compensation protection for all employees even though not required by state law.

                        ARTICLE 26 - SANITARY CONDITIONS

      The Employer agrees to maintain a clean, sanitary washroom having hot and cold running water and clean toilet facilities.

               ARTICLE 27 - TRANSFER OF COMPANY TITLE OR INTEREST

      This Agreement shall be binding upon the parties hereto, their successors, administrators, executors and assigns. In the event an entire operation is sold, leased, transferred or taken over by sale, transfer, lease, assignment, receivership or bankruptcy proceeding, such operation shall continue to be subject to the terms and conditions of this Agreement for the life thereof.

                             ARTICLE 28 - JURY DUTY

      An employee in the bargaining unit who is called for jury duty service shall advise the Company in advance, and if required to serve on a jury, the employee shall, upon presentation of satisfactory evidence of such jury service and compensation received therefor, be compensated by the Company for the difference between jury duty compensation and the employee's normal straight-time earnings up to a maximum of five (5) working days per contract year.

      Any employee called for jury service shall return to work immediately if not selected, or when released from service.

                              ARTICLE 29 - PENSION

      Effective April 1, 1983, the Company has established a pension plan providing a retirement benefit based on years of credited service. Effective March 30, 1987, the retirement benefit was Four Dollars ($4.00) per month per year of credited service for eligible employees who retired after April 1, 1986, in accordance with the terms and conditions of the plan agreement. Eligible employees who retire after an effective date set forth below will receive the retirement benefit indicated. Employees who have retired prior to an effective date will not receive the higher benefit effective after such date.

                             Retirement       For Employees Who
            Effective         Benefit            Retire After
            ---------        ----------       -----------------
             2/29/88           $ 5.00            2/29/88
             2/27/89           $ 7.00            2/27/89
             3/03/90           $ 8.00            3/03/90
             3/02/91           $ 8.50            3/02/91
             2/29/92           $ 9.00            2/29/92
             3/03/96           $10.00            3/03/96
             3/02/97           $11.00            3/02/97
             3/01/98           $12.00            3/01/98
             2/28/99           $14.00            2/28/99

      The pension plan agreement and all other related agreements will be drafted in compliance with existing federal and state law. The pension plan will credit all continuous past service of employees on the Company's active payroll on April 1, 1983. Any dispute concerning a present, future or retired employee over eligibility, credited service, benefits or other matters covered by the plan shall be resolved solely in accordance with the terms of the pension plan agreement.

                            ARTICLE 30 - 401(k) PLAN

      Bargaining unit employees will be entitled to participate in a 401(k) Personal Retirement Savings Plan established by the Employer.

                     ARTICLE 31 - MISCELLANEOUS PROVISIONS

      Section 1. The Company will provide a bulletin board near the time clock for the Union to post notice of Union meetings, etc.

      Section 2. Discrimination. The Company agrees that it will not discriminate against an employee or applicant for employment for or on account of his affiliation or activities with the Union, or in any other manner which constitutes a violation of applicable Federal nondiscrimination law.

      Section 3. In case of death of mother, mother-in-law, father, father-in-law, brother, sister, husband, wife or child the Company will grant a leave of absence with pay from day of death until and including day after the funeral, not to exceed three (3) working days, provided the employee attends the funeral services. Leave for death of an employee's Grandparents will be allowed on the same basis not to exceed one (1) day if the funeral is inside Indiana; not to exceed three (3) days if the funeral is outside Indiana. The Company may ask for proof of death.

      Section 4. Drivers shall not be allowed to haul any heavy merchandise, tools, or equipment in the cab of the tractors.

      Section 5. No driver shall be allowed to work until they have been off duty for ten (10) hours.

      Section 6. In cases of emergency employees shall be allowed to leave the premises immediately after notifying his supervisor.

      Section 7. If an employee is required by the Company to attend school or safety meetings, shall be paid for the time spent in such activity at the rate he would have been earning under this Agreement if he had been working. An employee who attends school voluntarily or under a voluntary plan set up by the Company shall not be paid for the time spent in said voluntary attendance.

      Section 8. In cases of any breakdowns out of town, the Employer shall pay the following expenses: Hotel bills, meals, transportation and wages for all time spent with equipment, unless such breakdown be caused clearly by the fault or neglect of employee.

      Section 9. Whenever there is a charge account and where said account is sanctioned by the Employer, drivers shall not be held for the validity, bankability or genuineness of checks, drafts, signatures of endorsements thereon or counterfeit money received by the driver in payment from the customers, unless such driver or drivers be instructed not to accept such checks or drafts.

      Section 10. No employee shall be held responsible for damage done to trucks operated by him or merchandise under his charge, except where such employee is clearly neglectful or at fault.

      Section 11. No employee shall be required to work through his lunch period.

      Section 12. At extra men are to be paid at the completion of his work.

      Section 13. In case of sickness or injury, the employee shall receive his former position upon recovery and return to duty, but only if he is physically fit and able to perform his regular work to the satisfaction of his Employer. To determine physical fitness, it is agreed that the services of a reputable physician shall be secured, such physician to be agreed upon by the Union and the Employer.

      Section 14. Employees shall be required to use all safety devices and follow all safety procedures prescribed by the Employer and a failure to do so shall be cause for appropriate disciplinary action.

      Section 15. Each employee shall provide the Company with a current mailing address and telephone number. Failure to provide this information, or to keep it current, will result in loss of recall rights, overtime rights, reporting or call-in pay, or any other rights or benefits provided by this Agreement which might require notice by the Employer to an employee.

      Section 16. The Company agrees to make payroll deductions as authorized by an employee in writing and in accordance with applicable law, for the purpose of deposit with the individual employee's account with the Finance Center Federal Credit Union. Deductions will be made on a weekly basis and will be submitted to the Finance Center Federal Credit Union monthly within seven (7) days following the close of each month.

      Section 17. The Company agrees to furnish a copy of the Agreement to all non-probationary employees. Each employee receiving a copy of said Agreement will be required by the Company to sign a receipt for the Agreement which will be furnished by the Company. The shift steward will be responsible for distribution of the Agreement and will obtain a properly dated and signed receipt from each recipient, said receipt to be returned to the plant manager of the Company.

                       ARTICLE 32 - DURATION OF AGREEMENT

      Section 1. This Agreement shall be in full force and effect from March 3, 1996, to and including February 26, 2000, and shall continue from year to year thereafter unless written notice of desire to cancel or terminate the Agreement is served by either party upon the other at least sixty (60) days prior to date of expiration.

      Section 2. Where no such cancellation or termination notice is served and the parties desire to continue said Agreement but also desire to negotiate changes or revisions in this Agreement, either party may serve upon the other a notice at least sixty (60) days prior to February 26, 2000, or February 26 of any subsequent contract year, advising that such party desires to revise or change terms or conditions of such Agreement.

      Section 3. Revisions agreed upon or ordered shall be effective as of February 27, 2000, or February 27 of any subsequent contract year. The respective parties shall be permitted all legal or economic recourse to support their requests for revisions if the parties fail to agree thereon.

      Section 4. In the event of an inadvertent failure by either party to give the notice set forth in Sections 1 and 2 of this Article, such party may give such notice at any time prior to the termination or automatic renewal date of this Agreement. If a notice is given in accordance with the provisions of this Section, the expiration date of this Agreement shall be the sixty-first (61st) day following such notice.

      The mailing address of the Union is 1233 Shelby Street, Indianapolis, Indiana, 46203.

      The mailing address of the Company is 3333 Mesilla Court, Indianapolis, Indiana, 46226.

      Dated and executed this 2nd day of April, 1996.

FOR THE COMPANY                           FOR THE UNION

ADAM WHOLESALERS,                         CHAUFFEURS, TEAMSTERS,
INDIANAPOLIS, INC.                        WAREHOUSEMEN & HELPERS,
                                          LOCAL UNION NO. 135

/s/ F. Ronald Pauley                      /s/ Danny Barton
------------------------                  ----------------------

                                          /s/ Charlie Humphries
                                          ---------------------

                                          /s/ Thomas E. Steele
                                          --------------------

                                          /s/ John V. Nash
                                          ----------------

                                 APPENDAGE "A"

                                   Wage Rates

      The minimum hourly rates for the classifications of work covered by this Agreement shall be as follows, except as discussed below:

                       3/03/96      3/02/97      3/01/98      2/28/99
                       -------      -------      -------      -------

Truck Drivers          $12.15       $12.45       $12.75       $13.15

Unit Assemblers        $12.00       $12.30       $12.60       $13.00

Material Handlers/
Receivers              $12.00       $12.30       $12.60       $13.00

      A new employee (hired on or after March 3, 1996) shall be paid not less than Seven Dollars and Fifty Cents ($7.50) per hour starting rate. New employees shall receive not less than a thirty cent ($.30) per hour increase each three months until reaching the full regular hourly rate of the classification to which he is assigned.

      A shift differential of twenty cents ($.20) per hour shall be paid for any shift other than the regular day shift.

      Employees designated as "leadmen" by the Company shall be paid twenty cents ($.20) per hour over the highest rated classification he leads.

      Supplemental employees shall be paid not less than Five Dollars and Fifty Cents ($5.50) per hour during the life of this Agreement.

      If it is necessary under federal law to obtain approval before putting into effect the increased wage rates and/or fringe benefits during the second and/or third years of this Agreement, the parties will cooperate fully in this effort. In addition, if the approval is not received until after the anniversary date of the Agreement, the amount approved will be paid retroactively. If part of the settlement is disallowed, but is subsequently permitted by law, that part will be put into effect at such later time, but not retroactively.

                                 APPENDAGE "B"

                          Uniform Rules & Regulations

      The following rules and regulations and the penalties to be charged for their violation are placed in effect with the approval of the Union and Company so that all employees may know what duties are required of them in the general conduct of the Company's business.

      The Company reserves the right, upon proper notification of the Union, to revise the Rules and Regulations listed herein. And the Union has the right to contest, through the grievance procedure, the reasonableness of any such revision by the Company.

1.    ACCIDENTS

      (a)   Major Chargeable        First Offense      - Subject to Discharge

      (b)   Minor Chargeable -      First Offense      - Reprimand
            Less than $5,000        Second Offense     - 3 Day Layoff
            cumulative damages      Third Offense      - Subject to Discharge
            to all persons and/or
            property involved

      (c)   Failure to report       First Offense      - Reprimand
            all accidents           Second Offense     - Subject to Discharge
            promptly and per-
            sonal injury or
            major accident
            immediately

      (d)   Failure to exercise     First Offense      - 3 day layoff
            proper care in          Second Offense     - 1 week layoff
            handling air hose       Third Offense      - Subject to Discharge
            and other hazardous
            equipment

2.    EQUIPMENT

      (a)   Failure to report       First Offense      - Reprimand
            mechanically            Second Offense     - 3 day layoff
            defective conditions    Third Offense      - Subject to Discharge
            of equipment

      (b)   Willful damage to       First Offense      - Subject to Discharge

            Company equipment or
            property

3.    CONDUCT

      (a)   Drinking or the         First Offense      - Subject to Discharge
            possession or use of
            alcohol or illegal
            drugs on duty or on
            Company property

      (b)   Drinking or the use     First Offense      - loss of day
            of illegal drugs        Second Offense     - 1 week layoff
            prior to reporting      Third Offense      - Subject to Discharge
            for duty where
            employee's condition
            is such that it may
            affect the proper
            performance of his
            duties

      (c)   Failure to pass a       First Offense      - Subject to Discharge
            drug test/screen
            imposed by DOT
            regulations

      Note: An employee who is subject to discharge under this rule will be given one opportunity to enroll (at the employee's expense or covered by insurance if applicable) in a mutually agreeable drug rehabilitation program. If the employee successfully completes the program within the time schedule accepted at the outset of the program, the employee will be reinstated with time off from work treated as a medical leave. Any subsequent failure to pass a drug test/screen or any other drug-related violation will be grounds for discharge without recourse to rehabilitation.

      (d)   Discourtesy to          First Offense      - Verbal reprimand
            customers                            with written record to employee
                                    Second Offense     - Written reprimand
                                    Third Offense      - 3 day layoff
                                    Fourth Offense     - Subject to Discharge

      (e)   Failure to punch        First Offense      - Reprimand
            time card               Second Offense     - 3 day layoff

                                    Third Offense      - Subject to Discharge

      (f)   Punching time card      First Offense      - Subject to Discharge
            of another employee

      (g)   Employees must be in    First Offense      - Reprimand
            their assigned place    Second Offense     - 3 day layoff
            and ready for work      Third Offense      - Subject to Discharge
            at their scheduled
            starting time
            including rest
            periods, otherwise
            valid cause must be
            shown

      (h)   Disobeying of order     First Offense      - Reprimand
            from qualified          Second Offense     - 3 day layoff
            personnel               Third Offense      - Subject to Discharge

      (i)   Inaccurate loading      First Offense      - Reprimand
            and unloading or        Second Offense     - 3 day layoff
            checking, or            Third Offense      - Subject to Discharge
            careless handling
            resulting in damage
            to, or loss of
            freight

      (j)   Filing of false or      First Offense      - Subject to Discharge
            incomplete employ-
            ment application

      (k)   Employees will be       First Offense      - Reprimand
            allowed on the          Second Offense     - 3 day layoff
            premises only during    Third Offense      - Subject to Discharge
            their respective
            working hours.
            Employees when
            finished work shall
            leave the premises.

      (l)   Fighting (Aggressor)    First Offense      - Subject to Discharge

      (m)   Dishonesty              First Offense      - Subject to Discharge

      (n)   Recklessness            First Offense      - Subject to Discharge
            resulting in serious
            accident

      (o)   Carrying of un-         First Offense      - Subject to Discharge
            authorized pas-
            sengers or illegal
            weapons

      (p)   Gross insubordina-      First Offense      - Subject to Discharge
            tion

      (q)   Horseplay, practical    First Offense      - Verbal reprimand
            jokes, scuffling,                    with written record to employee
            running or throwing     Second Offense     - Written Reprimand
            things
                                    Third Offense      - 3 day layoff
                                    Fourth Offense     - Subject to Discharge

4.    REPORTS

      (a)   Failure to make out     First Offense      - Reprimand
            reports                 Subsequent         - 3 day layoff
                                    Offenses

      (b)   Failure to advise       First Offense      - Reprimand
            department head of      Subsequent         - 3 day layoff
            any change of           Offenses
            address

5.    ATTENDANCE

      (a)   Absent for three        Voluntary Quit
            successive working
            days without
            notification

      (b)   Failure to notify       First Offense      - Reprimand
            authorized Company      Second Offense     - 3 day layoff
            personnel before his    Third Offense      - Subject to Discharge
            regular show up time
            when unable to report
            for duty
s
      (c)   Reporting late for      First Offense      - Reprimand
            work, without a         Second Offense     - Second Reprimand
            valid cause
                                    Third Offense      - Loss of day
                                    Fourth Offense     - 3 day layoff
                                    Fifth Offense      - Subject to Discharge

      (d)   Absent one or two       First Offense      - Reprimand
            successive work days    Second Offense     - 1 day layoff
            without notice.         Third Offense      - 3 day layoff
            Penalty will not        Fourth Offense     - Subject to Discharge
            apply when satisfac-
            tory proof is given
            that notification by
            employee was not
            possible

      (e)   Chronic unexcused       First Offense      - Subject to Discharge
            absenteeism

6.    MISCELLANEOUS

      (a)   Penalty for three minor offenses           Subject to 3
            in a 60 day period (See Note #l)           Day Layoff

      (b)   Penalty for three major offenses           Subject to
            (See Note #2)                              Discharge

      Each minor offense against any employee's record that is over nine (9) months old shall be forgiven and the employee's record wiped clean.

      Each major offense against any employee's record that is over nine (9) months old shall be forgiven and the employee's record wiped clean.

      The forgiveness period shall be one (1) year for violation of Rules 5(b), 5(c), and 5(d).

      Note 1: A minor offense is defined as one for which the penalty is a reprimand.

      Note 2: A major offense is defined as one for which the penalty is disciplinary time off.

      These rules do not supersede violations specifically outlined in the body of the collective bargaining agreement.

                                 APPENDAGE "C"

                            Driver Route Assignments

      A tentative route schedule will be posted on the Thursday before the first full week of each calendar quarter, listing available routes or route combinations for the following month by general destination or area served, and showing the starting time. Drivers will be permitted to bid their preference for available driving assignments in accordance with their seniority. It is understood that the driving schedule may subsequently be changed, routes may be added or subtracted or rerouted, and drivers my be reassigned routes or portions thereof, due to customer demands, weather conditions, absenteeism, or other factors.

      To be qualified to bid on a "country run" generally outside Marion and adjacent counties) a driver must be qualified to operate all available equipment. Drivers qualified for "country runs" may also bid on city or local runs if there are enough remaining qualified drivers for other runs.

                             Driver Meal Allowances

      Lunch. Each driver assigned to a scheduled bid run may take a one-half hour paid lunch break.

      Dinner. Each driver assigned to a scheduled bid run whose run requires that the driver work past 8:00 p.m. may take a one-half hour paid supper break.

      Overnight. Drivers assigned to overnight runs will receive a meal allowance ($3.50 breakfast, $4.00 lunch, $5.00 dinner) and forty dollars ($40) lodging allowance for each overnight stay. Breakdowns will continue to be covered by Article 31, Section 8.

                                 APPENDAGE "D"

                            Vacation Service Credit
                             Effective March 3,1996

                                                      Vacation Service Credit
     Name                  Seniority                        (Date/Total)
     ----                  ---------                  -----------------------

Wm. Freitag                01-06-71                   1-1-71      25 years
K. Trabue                  01-31-72                   1-1-72      24 years
L. Mauer                   03-20-72                   1-1-72      24 years
R. Callon                  04-18-73                   1-1-73      23 years
C. Breeden                 11-29-73                   1-1-73      23 years
R. Howard                  04-17-74                   1-1-74      22 years
R. Breeden                 07-09-75                   1-1-75      21 years
T. Steele                  02-19-76                   1-1-76      20 years
R. Martin (LOA)            05-03-77
F. Tate                    04-30-84                   1-1-84      12 years
R. Polk                    09-16-85                   1-1-85      11 years
B. Thompson                06-01-87                   1-1-88      8 years
D. Portis                  03-09-88                   1-1-89      7 years
J. Nash                    07-05-88                   1-1-89      7 years
R. Gulley                  03-06-89                   1-1-90      6 years
W. Ditchley                05-29-89                   1-1-90      6 years
D. Sleeth                  05-24-90                   1-1-91      5 years
M. Baxter                  02-22-93                   1-1-94      2 years
M. Rukaj                   02-14-94                   1-1-95      1 year
M. Zwilling                02-21-94                   1-1-95      1 year
J. Tate                    05-16-94                   1-1-95      1 year
S. Naughle                 07-05-94                   1-1-95      1 year
T. Mathis                  07-08-94                   1-1-95      1 year
J. Wainscott               12-05-94                   1-1-95      1 year
D. Slear                   02-20-95                   1-1-96      0 year
T. Cross                   02-27-95                   1-1-96      0 year
C. White                   03-06-95                   1-1-96      0 year
L. Boyd                    03-22-95                   1-1-96      0 year
G. Ditchley                05-01-95                   1-1-96      0 year
J. Williams                09-15-95                   1-1-96      0 year
S. Kemp                    10-09-95                   1-1-96      0 year
J. Pounds                  10-18-95                   1-1-96      0 year
R. Smith                   10-30-95                   1-1-96      0 year

                                 APPENDAGE "E"

                      Notice of Temporary Recall Procedure

      This notice will set forth a procedure for immediate recall of seniority employees if short-term work becomes available on day-to-day basis during a period of indefinite work reduction. It is possible that short-term work needs, such as unusual loading schedules, unexpected deliveries or customer orders, will occur. Normally, such needs have been covered by supplemental employees. The Company is obligated to offer this work to seniority employees on layoff before any supplemental employees are hired, and this letter will set forth an understanding concerning the proper procedure to do so. Supplemental employees or seniority employees who are called in for short-term work assignments under this procedure will not be permitted to work more than twenty-four (24) hours in any week, nor will the Company utilize supplemental or seniority employees for an overall total of more than 24 hours per week for more than four (4) consecutive weeks in any contract year.

      Step 1. Before the layoff, the Company will obtain from each laid-off employee a current telephone number at which the employee can be immediately reached. Laid-off employees must notify the Company of any change in this telephone number.

      Step 2. If short-term work becomes available, laid-off employees will be called by seniority and will be offered the available work. Unless they are given formal notice of recall, seniority employees may decline such short-term work assignments. An employee who cannot be reached at the telephone number on record will be deemed to have declined that short-term work assignment, but will be called for any future short-term work assignments. The Company will attempt to reach an employee for at least two hours if the short-term work assignment is known prior to the day it is available, and only on the day it is available.

      Step 3. If all the employees on layoff decline a short-term work assignment, the Company will notify the Union and will give the Union equal opportunity with all other sources to provide suitable supplemental employees.

      Step 4. In the event of a general upturn in business which requires a recall of seniority employees on layoff, the employees will be given formal notice of recall by certified mail under Article 6, Section 7.

      It is understood that the Company will not utilize supplemental employees for short-term work assignments if a four (4) day workweek has been scheduled under Article 6, Section 6. However, in this situation, seniority employees who are on their scheduled day off under a four (4) day workweek, and any seniority employees laid off as such, may be called for additional short-term work necessary on that particular day, subject to this procedure.

      Laid off employees who accept a short-term work assignment offered under this procedure will not be entitled to reinstatement of coverage under the Company's insurance programs or pension plan, but a short-term assignment will break the employee's period of continuous layoff under Article 6, Section 7(c) (Loss of Seniority). A short-term assignment will count as hours of work for vacation eligibility under Article 8, Section 1(c)(1400 hour minimum), and such employees will be entitled to premium pay for any actual work on a holiday, and for holiday pay if a holiday occurs during a short-term assignment and if the employee is otherwise qualified under Article 7, Section 6 (work on the employee's scheduled day before and after the holiday).